SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only
☐ Definitive Proxy Statement	(as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☒ Soliciting Material Under Rule 14a-12

SciQuest, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Additional Information about the Merger and Where to Find It

SciQuest intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of SciQuest. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE MERGER, INVESTORS AND STOCKHOLDERS OF SCIQUEST ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed by SciQuest with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders of SciQuest may obtain free copies of the documents filed with the SEC by contacting SciQuest Investor Relations at (919) 659-2100. You may also read and copy any reports, statements and other information filed by SciQuest at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

SCIQUEST AND TRINITY VENTURES AND THEIR RESPECTIVE EXECUTIVE OFFICERS, DIRECTORS OR AFFILIATES, AS THE CASE MAY BE, MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM THE SCIQUEST STOCKHOLDERS IN FAVOR OF THE MERGER. CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF SCIQUEST HAVE INTERESTS IN THE MERGER, INCLUDING ACCELERATION OF SCIQUEST STOCK OPTIONS AND RETENTION SEVERANCE ARRANGEMENTS WHICH MAY APPLY IN CERTAIN CIRCUMSTANCES AFTER THE MERGER; THEIR INTERESTS WILL BE DESCRIBED IN THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE.

THE FOLLOWING IS A SCRIPT PROVIDED TO CUSTOMER SUPPORT AND SALES PERSONNEL OF SCIQUEST, INC. FOR USE WITH CUSTOMERS AND CUSTOMER PROSPECTS REGARDING THE PROPOSED MERGER.

Customer or prospect-facing script:

By now you may have already heard or read that SciQuest has agreed to be acquired by Trinity Ventures. The acquisition will result in SciQuest becoming wholly owned by Trinity Ventures and therefore become a privately held company. I am personally pleased by this agreement because it will allow us to shed the distracting demands we face as a public company and instead allow us to focus on growing our product offerings, serving our customer base and locating new customers with similar requirements.

The press release provides some information about the transaction. In addition, the company has filed a Form 8-K report with the SEC that is available for you to review and that includes the acquisition agreement containing the complete details. The transaction should be completed in the coming months.

In the interim or at any time in the future, please feel free to call me to address any questions or concerns you may have.

On behalf of the company, I would like to thank you for your continued commitment to our organization and to stress our own strong commitment to the success of your team and your organization. We look forward to continuing on our path to become one of your most valued partners.

Should the following questions arise, here are the answers to share:

What is the nature of the SciQuest Acquisition?

SciQuest announced on Monday, April 12, 2004 that it has entered into a definitive acquisition agreement to be acquired by Trinity Ventures. Under the terms of the agreement, Trinity Tarheel Acquisition, LLC, an entity owned by Trinity Ventures, will acquire SciQuest in a transaction valued at $25,250,000 by means of a cash merger. The amount of the cash per outstanding share of SciQuest common stock is currently estimated at $6.25, assuming the acquisition closes on or about July 31, 2004. This would represent a premium in excess of 50% over the closing price on April 9, 2004 of $4.03 per share. The acquisition will result in SciQuest becoming wholly owned by Trinity Tarheel Acquisition, LLC. As a result, SciQuest will be privately held and will no longer be listed on the Nasdaq National Market.

Why is this good for SciQuest and its customer/prospects?

There are tremendous demands placed on public companies in today’s business climate. SciQuest currently spends a significant amount of money each year to remain public, which is an impediment to our goal to reach profitability. It also distracts us from focusing on long-term strategy and requires significant investment of time to prepare for quarterly and year end earnings, annual stockholder meetings and address other regulatory matters related to being a public company. By becoming a private company, SciQuest will be able to focus on our customers, as well as maintaining current momentum and growing our business.

Who is Trinity Ventures and what does SciQuest think about Trinity?

SciQuest is very pleased to become part of Trinity Ventures. Trinity is a highly collaborative, value-added investor that provides capital, networks and resources to companies they invest in. With more than $1 billion under management and an impressive track record with such market leaders as Extreme Networks, Network Alchemy, Crescendo Communications and Forte Software, SciQuest is well positioned to benefit from Trinity’s worldwide network of industry leaders and resources as a result of the acquisition by merger.

What will the acquisition change about SciQuest’s business and products? SciQuest will be operating business as usual from its headquarters in Research Triangle Park, North Carolina. We will continue to develop our products as formerly scheduled on our Product Roadmap. In fact, we feel confident that this acquisition will empower SciQuest to concentrate its resources on delivering the most value to our customers. If we keep our customers as our focus, we can and will be extraordinarily successful.

How generally did SciQuest reach the decision to be acquired?

SciQuest’s Board of Directors formed a Special Committee, comprised entirely of independent directors, in connection with the evaluation of the acquisition proposal. The Special Committee negotiated the acquisition proposal and approved the acquisition agreement and the related transactions including the merger, and recommended approval of the acquisition agreement and the related transactions including the merger to the Board of Directors. Prior to recommending approval of the acquisition agreement, the Special Committee engaged in discussions with numerous potential third party acquirers and investors. None of those persons expressed an interest in a transaction that the Special Committee deemed would have provided a more favorable financial result for the stockholders of SciQuest.

TripleTree, LLC an investment bank focused on working with growth companies in the areas of technology, healthcare and business services, served as financial advisor to the Special Committee and the Board of Directors and provided its opinion that the acquisition is fair, from a financial point of view, to the SciQuest stockholders. Upon the recommendation of the Special Committee and receipt of the fairness opinion from TripleTree, SciQuest’s Board of Directors approved the acquisition agreement, and the related transactions, including the merger.

What activities are left for SciQuest and Trinity Ventures to close the acquisition?

The formal announcement was made today by way of our press release. The merger agreement has been filed with the SEC via a Form 8-K report. This is a public forum that you will be able to access at the SEC.gov web site. It will provide detail for anyone interested in the terms and conditions of the merger. SciQuest expects to file a preliminary proxy statement with the SEC in the near future. This proxy statement will cover in detail the process that has occurred and how the board decided to agree to the offer by Trinity. The SEC will have approximately 30 days to review and comment on the preliminary proxy statement. Once we receive comments from the SEC, SciQuest will amend the proxy statement. Once we have received SEC clearance, the definitive proxy statement will then be made public and will be mailed to all our stockholders.

SciQuest will then begin to contact stockholders and urge them either to attend the stockholder’s meeting or to mail in their proxies to vote their approval or rejection of the transaction. After the definitive proxy statement is mailed, the Company will hold a stockholders meeting. This meeting is targeted for the 3rd Quarter of 2004. The purpose of the meeting will be to vote for either the approval or rejection of Trinity’s offer. If the stockholders approve the merger, the acquisition is expected to close as soon as practical after such approval.

Where can I find more information about the Acquisition?

You can visit the SciQuest Web site at www.sciquest.com, and click on the Investor tab at the top of the page. We’ll post information to this page as it becomes available. A transcript of today’s call and an audio replay will be available to you shortly. As we finalize our Form 8-K and eventually our Proxy Statement, they will be posted for you as well.

SciQuest intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of SciQuest. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE MERGER, INVESTORS AND STOCKHOLDERS OF SCIQUEST ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed by SciQuest with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders of SciQuest may obtain free copies of the documents filed with the SEC by contacting SciQuest Investor Relations at (919) 659-2100. You may also read and copy any reports, statements and other information filed by SciQuest at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

SCIQUEST AND TRINITY VENTURES AND THEIR RESPECTIVE EXECUTIVE OFFICERS, DIRECTORS OR AFFILIATES, AS THE CASE MAY BE, MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM THE SCIQUEST STOCKHOLDERS IN FAVOR OF THE MERGER. CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF SCIQUEST HAVE INTERESTS IN THE MERGER, INCLUDING ACCELERATION OF SCIQUEST STOCK OPTIONS AND RETENTION SEVERANCE ARRANGEMENTS WHICH MAY APPLY IN CERTAIN CIRCUMSTANCES AFTER THE MERGER; THEIR INTERESTS WILL BE DESCRIBED IN THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE.